EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 7, 2012—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended June 30, 2012, of $14.3 million, or 62 cents per share, compared to $12.7 million, or 55 cents per share, for the same period in the prior year.

For the quarter ending June 30, 2012, the company experienced a 1.3% increase in electric sales volumes reflecting higher customer demand driven by warmer-than-normal weather. The June 2012 average temperature of 71.9 degrees was 5.9% higher than the normal average temperature of 67.9 degrees. In June 2011 the average temperature was 68.5 degrees.

MGE has experienced fuel-related savings in 2012 that are expected to be returned to customers in the future. As of June 30, 2012, $2.7 million was deferred in fuel-related cost savings under the Wisconsin fuel rules mechanism. MGE also received $1.2 million in refunds from PJM Interconnection, LLC (a regional transmission organization) in July 2012, related to the resettlement of transmission credits. The fuel savings for customers currently total $3.9 million. The 2012 fuel savings could increase or decrease by year-end and are subject to review by the Public Service Commission of Wisconsin.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 139,000 customers in Dane County, Wis., and purchases and distributes natural gas to 144,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended June 30,	2012	2011
Operating revenue	$117,221	$117,259
Operating income	$25,081	$23,197
Net income	$14,270	$12,723
Earnings per share (basic and diluted)	$0.62	$0.55
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Six Months Ended June 30,	2012	2011
Operating revenue	$266,480	$281,864
Operating income	$53,525	$54,095
Net income	$30,318	$30,506
Earnings per share (basic and diluted)	$1.31	$1.32
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907 | skraus@mge.com